EXHIBIT 99.1





                        GREATER ATLANTIC FINANCIAL CORP.
10700 Parkridge Boulevard - Suite P50 - Reston, Virginia 20191 - (703) 391-1300
- Fax: (703) 391-1506

NEWS RELEASE

Date:             May 28, 2004

Contact:          David E. Ritter
                  (703) 390-0344

                       GREATER ATLANTIC FINANCIAL RELEASES
                             SECOND QUARTER RESULTS

Reston, Virginia - May 28, 2004 - Charles W. Calomiris, Chairman of the Board of Greater Atlantic Financial Corp. (NASDAQ: GAFC), the holding company for Greater Atlantic Bank, announced today that the Company had a net loss for the three months ended March 31, 2004, of $1.3 million or $.42 per diluted share compared to net earnings of $4,000 for the three months ended March 31, 2003. The net earnings per diluted share for the three months ended March 31, 2003 would be zero. For the six months ended March 31, 2004, the Company had a net loss of $1.6 million or $.52 per diluted share, compared to net earnings of $564,000 or $.17 per diluted share for the comparable period one year ago.

Mr. Calomiris noted that the earnings release was delayed until the Company restated earnings for fiscal years 2002 and 2003 and for the fiscal quarter ended December 31, 2003, to reflect the correction of errors in accounting for the Company's mortgage loan hedge program and its purchase of interest rate swaps and caps. He also stated that, following its initial review, the Board had directed the Audit Committee to engage an independent accounting firm to perform a review of the hedging transactions, the accounting treatment for those transactions and matters related to those transactions.

In discussing the changes resulting from the errors in accounting for the hedges, Carroll E. Amos, President and CEO pointed out that, "as indicated in our May 18, 2004 press release on this subject, the Company was required to restate previously reported stockholders' equity and net earnings through December 31, 2003 which amounted to $1.2 million and $3.1 million, respectively." Continuing Mr. Amos stated, "of the $3.1 million of losses recognized on the derivative instruments, $1.7 million was related to the mortgage loan hedge on approximately $36 million of fixed rate loans, and $1.4 million of losses related to approximately $107 million of interest rate swaps and caps." Mr. Amos further stated, "when the strict requirements for hedge accounting are not met, gains and losses on such instruments are included currently in the statement of operations. Therefore, during the three and six months ended March 31, 2004 the statement of operations includes net losses of $830,000 and $441,000 on those instruments, respectively."

05/28/04              Greater Atlantic Financial Corp.              Page 1 of 8

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Mr. Amos continued: "the Company still owns the derivative instruments,  and, as a result of the increase in long-term interest rates that has occurred since March 31, 2004, as of May 27, 2004, the fair value of those instruments has improved by approximately $1.5 million. Continuing, Mr. Amos added: "if rates remain at current levels, that improvement would be recognized in earnings during the quarter ending June 30, 2004." He cautioned that any change in the fair value of the instruments, up or down, would depend upon market interest rates at the end of June.

In commenting on the operating activities, Mr. Amos, stated that "a decline in loan origination and sales volumes at the Bank's mortgage banking subsidiary, coupled with a decrease in net interest income due to prepayments that have occurred in the Bank's loan and investment securities portfolios had a negative impact on net earnings for the three and six months ended March 31, 2004, from the comparable periods one year ago." Continuing, Mr. Amos stated: "The decline in both net interest income and net interest margin from 2003 is primarily the result of low interest rates and the resulting prepayment and refinancing of higher yielding assets."

Regarding the Mortgage Corporation's operations, Mr. Amos said that "the impact of reduced mortgage origination activity and increased competitive pricing pressures resulted in a significant reduction in gain on sale of loans and earnings from the Mortgage Corporation during the three months and six months ended March 31, 2004, from comparable periods one year ago. The volume of loan sales was down more than 38 percent from the quarter ended March 31, 2003, and down 40 percent from the comparable six month period one year ago."

Continuing, Mr. Amos stated: "Our primary focus continues to be on increasing our commercial loan portfolio and transaction-based deposits. Transaction-based deposits increased $5.0 million during the quarter and loans receivable, net, increased by $4.6 million, primarily as a result of a $9.5 million increase in commercial loans and a $753,000 increase in the consumer loan portfolio." "The increases in commercial and consumer lending were offset in part by a $5.6 million decrease in the Bank's single-family loan portfolio," he added.

Net interest income for the quarter ended March 31, 2004, amounted to $1.9 million, a decrease of $62,000 or 3 percent from the comparable period one year ago. That decrease was a direct result of a 17 basis point decrease in net interest margin from 1.64% for the three months ended March 31, 2003, to 1.47%
for the recently completed quarter. The prepayment of higher yielding interest-earning assets was the primary reason for the decline in net interest margin as the yield on interest earning assets declined by 43 basis points from 4.32% for the three months ended March 31, 2003, to 3.89% for the three months ended March 31, 2004. The decline in the yield on interest earnings assets was offset in part by a 31 basis point decrease in the cost of interest-bearing liabilities.


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Net interest  income for the six months  ended March 31, 2004,  amounted to $3.3 million, a decrease of $920,000 or 22 % from the comparable period one year ago. That decrease was a direct result of a 43 basis point decrease in net interest margin from 1.72% for the six months ended March 31, 2003, to 1.29% for the six month ended March 31, 2004. The prepayment of higher yielding interest-earning assets was the primary reason for the decline in net interest margin as the yield on interest earning assets declined by 72 basis points from 4.45% for the six months ended March 31, 2003, to 3.73% for the six months ended March 31, 2004. The decline in the yield on interest earnings assets was offset in part by a 35 basis point decrease in the cost of interest-bearing liabilities.

Non-interest income for the three months ended March 31, 2004, decreased 52 percent or $1.7 million from the level earned for the three months ended March 31, 2003. The decrease for the period was primarily attributable to a $812,000 decrease in gain on sale of loans by Greater Atlantic Mortgage Corporation, coupled with a $622,000 increase in the loss on the derivative instruments that were used in the Bank's hedging program that are now free floating and marked up or down through earnings as the fair value of those instruments change. In addition, due to lower loan production levels, service fees on loans decreased by $109,000 during the three months ended March 31, 2004. Loan sales decreased by 38 percent or $61.0 million from the comparable period one year ago, offset in part by a 37 basis point increase in the net margin earned on those sales from 2.01% for the three months ended March 2003, to 2.39% for the three months ended March 31, 2004. During the three months ended March 31, 2004, the loss on sale of investment securities increased $140,000 from the comparable period one year ago.

Non-interest income for the six months ended March 31, 2004, decreased 42 percent or $3.2 million from the $7.7 million earned for the six months ended March 31, 2003. The decrease for the period was primarily attributable to a $3.0 million decrease in gain on sale of loans by Greater Atlantic Mortgage Corporation, coupled with an $89,000 increase in the loss on the derivative instruments that were used in the Bank's hedging program. In addition, due to lower loan production levels, service fees on loans decreased by $287,000 during the six months ended March 31, 2004. Loan sales decreased by 40 percent or $138.0 million from the comparable period one year ago, coupled with a 2 basis point decrease in the net margin earned on those sales from 2.14% for the six months ended March 31, 2003, to 2.12% for the six months ended March 31, 2004. Offsetting those decreases was an increase of $172,000 in the gain on sale of investment securities from the comparable period one year ago.

Non-interest expense decreased $442,000 or 9 percent to $4.7 million for the three months ended March 31, 2004, from the comparable period one year ago. The decrease was primarily attributable to a $478,000 decrease in expenses at the Bank's mortgage banking subsidiary as a result of decreased loan origination and sales activity. While the increase of $36,000 in non-interest expense at the Bank was distributed over various non-interest expense categories, the decrease at the mortgage banking subsidiary level was primarily in compensation of $735,000, offset in part by a $327,000 increase in advertising.

05/28/04              Greater Atlantic Financial Corp.              Page 3 of 8

Non-interest expense decreased $1.4 million or 13 percent to $9.3 million for the six months ended March 31, 2004, from $10.6 million for the six months ended March 31. The decrease was primarily attributable to a $1.6 million decrease in expenses at the Bank's mortgage banking subsidiary as a result of decreased loan origination and sales activity. While the increase of $187,000 in non-interest expense at the Bank was distributed over various non-interest expense categories, the decrease in non-interest expense at the mortgage banking subsidiary level was primarily the result of a $2.2 million reduction in compensation, offset in part by a $565,000 increase in advertising.

Non-performing assets amounted to $937,000 at March 31, 2004, or .17 percent of total assets, compared to $1.7 million or .35 percent of total assets at March 31, 2003. The primary reason for the decrease over the comparable period one-year ago was the reduction of the outstanding balance on a previously noted problem commercial business loan. The Bank decreased its provision for loan losses by $64,000 in the three months ended March 31, 2004, and by $632,000 in the six months ended March 31, 2004, from the provisions made for the three- and six-month periods one year ago due in part because the Bank no longer had to make a specific provision for that one credit.

At March 31, 2004, Greater Atlantic Financial Corp. had total assets of $538 million, an increase of $47 million or 9 percent from the $491 million recorded at the close of the comparable period one-year ago. Loans receivable at March 31, 2004, amounted to $259 million, an increase of $3 million from the $256 million held at March 31, 2003. Deposits amounted to $292 million at March 31, 2004, an increase of $5 million from the $287 million held one year ago. Stockholders' equity at March 31, 2004, amounted to $19.0 million or $6.31 per share. Notwithstanding the net loss of $1.3 million, or $.42 per share for the quarter ended March 31, 2004, book value per share decreased $.40 per share as accumulated other comprehensive income increased by $55,000 or $.02 per share from December 31, 2003, the Company's prior quarter end. The increase in accumulated other comprehensive income during the quarter was due to an increase in unrealized gain on investment securities available-for-sale. As a result of the restatement, because the Company no longer qualifies to use hedge accounting, the Company's Stockholders' equity was reduced by $1.6 million to $21.3 million or $7.08 per share at September 30, 2003 and by $1.2 million to $20.2 million or $6.71 per share at December 31, 2003.

Greater Atlantic Financial Corp. conducts its business operations through its wholly-owned subsidiary, Greater Atlantic Bank and the Bank's independent wholly-owned subsidiary, Greater Atlantic Mortgage Corporation. The Bank offers traditional banking services to customers through nine branches located in Washington, D.C., Rockville and Pasadena, Maryland, and Front Royal, New Market, Reston, South Riding, Sterling and Winchester, Virginia.


05/28/04              Greater Atlantic Financial Corp.              Page 4 of 8

         PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT

This release contains forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts, but statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. The Company assumes no obligation to update any forward-looking statements.















05/28/04              Greater Atlantic Financial Corp.              Page 5 of 8




                                     GREATER ATLANTIC FINANCIAL CORP.
                                          SECOND QUARTER RESULTS
                                               (NASDAQ:GAFC)
                             (DOLLARS IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                                            At or for the               At or for the
                                                          Three Months Ended           Six Months Ended
                                                              March 31,                   March 31,
                                                   ---------------------------------------------------------
CONSOLIDATED STATEMENT OPERATIONS                        2004          2003          2004          2003
                                                   ---------------------------------------------------------


INTEREST INCOME
  Loans                                             $      3,375   $     3,511   $     6,517    $    7,400
  Investments                                              1,614         1,642         3,010         3,546
                                                   ---------------------------------------------------------
TOTAL INTEREST INCOME                                      4,989         5,153         9,527        10,946

INTEREST EXPENSE

  Deposits                                                 1,377         1,683         2,845         3,583
  Borrowed money                                           1,720         1,516         3,380         3,141
                                                   ---------------------------------------------------------
TOTAL INTEREST EXPENSE                                     3,097         3,199         6,225         6,724
                                                   ---------------------------------------------------------


NET INTEREST INCOME                                        1,892         1,954         3,302         4,222
PROVISION FOR LOAN LOSSES                                      2            66            81           713
                                                   ---------------------------------------------------------
NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES                              1,890         1,888         3,221         3,509

NONINTEREST INCOME

  Gain on sale of loans                                    2,307         3,150         4,264         7,260
  Fees and service charges                                   247           354           481           785
  Gain (loss) on sale of investment securities              (156)          (16)          156           (16)
  Gain (loss) on derivative transaction                     (830)         (208)         (441)         (352)
  Gain on sale of real estate owned                            -             -             -             -
  Other operating income                                       5            10            10            14
                                                   ---------------------------------------------------------------
TOTAL NONINTEREST INCOME                                   1,573         3,290         4,470         7,691

NONINTEREST EXPENSE

  Compensation and employee benefits                       2,181         2,916         4,174         6,141
  Occupancy                                                  510           498         1,010           973
  Professional services                                      259           250           547           476
  Advertising                                                525           198           946           381
  Deposit insurance premium                                   11            12            22            23
  Furniture, fixtures and equipment                          257           269           515           537
  Data processing                                            353           309           703           625
  Other real estate owned expenses                             -             2             -             2
  Other operating                                            636           720         1,335         1,478
                                                   ---------------------------------------------------------------
TOTAL NONINTEREST EXPENSE                                  4,732         5,174         9,252        10,636
                                                   ---------------------------------------------------------------

Income (loss) before income tax provision                 (1,269)            4        (1,561)          564
Income tax provision                                           -             -             -             -
                                                   ---------------------------------------------------------------

NET (LOSS EARNINGS                                  $     (1,269)  $         4   $    (1,561)   $      564
                                                   ===============================================================

05/28/04              Greater Atlantic Financial Corp.              Page 6 of 8



                                     GREATER ATLANTIC FINANCIAL CORP.
                                          SECOND QUARTER RESULTS
                                               (NASDAQ:GAFC)
                             (DOLLARS IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                                          At or for the                 At or for the
                                                        Three Months Ended             Six Months Ended
                                                            March 31,                     March 31,
                                                   ---------------------------------------------------------
                                                        2004          2003          2004          2003
                                                   ---------------------------------------------------------

PER SHARE DATA:
Net income (loss)
    Basic                                           $      (0.42)   $         -   $     (0.52)  $       0.19
    Diluted                                                (0.42)             -         (0.52)          0.17

Book value                                          $       6.31    $      6.45   $      6.31   $       6.45
Weighted average shares outstanding
    Basic                                              3,012,434      3,012,434     3,012,434      3,012,434
    Diluted                                            3,012,434      4,415,821     3,012,434      4,412,120


AVERAGE FINANCIAL CONDITION DATA:
Total assets                                        $    531,905    $   492,902   $   528,458   $    508,049
Investment securities                                    123,465        160,714       133,485        161,417
Mortgage-backed securities                               120,126         43,474       114,050         46,599
Total loans receivable, net                              270,016        272,555       263,173        283,680
Total deposits                                           264,462        276,058       273,091        277,738
Total stockholders' equity                                20,081         19,400        20,500         19,270

SELECTED FINANCIAL RATIOS(1)
Return on average assets                                   -0.95%          0.00%        -0.59%          0.22%
Return on average equity                                  -25.28%          0.08%       -15.23%          5.85%
Yield on earning assets                                     3.89%          4.32%         3.73%          4.45%
Cost of funds                                               2.50%          2.81%         2.54%          2.89%
Net interest rate spread                                    1.38%          1.51%         1.19%          1.56%
Net interest rate margin                                    1.47%          1.64%         1.29%          1.72%




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

                                      GREATER ATLANTIC FINANCIAL CORP
                                          SECOND QUARTER RESULTS
                                               (NASDAQ:GAFC)
                             (DOLLARS IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                                                              At or for the
                                                                            Six Months Ended
                                                                                March 31,
                                                              ----------------------------------------------
                                                                       2004                   2003
                                                              ----------------------------------------------


FINANCIAL CONDITION DATA:
Total assets                                                             $538,029               $490,605
Total loans receivable, net                                               259,200                255,698
Mortgage-loans held for sale                                               12,517                 10,899
Investments                                                               109,277                163,397
Mortgage-backed securities                                                124,562                 39,396
Trading                                                                     7,445                      -
Total deposits                                                            291,812                287,197
FHLB advances                                                             120,500                 98,350
Other borrowings                                                           93,730                 71,032
Convertible preferred securities                                            9,364                  9,346
Total stockholders' equity                                                 19,002                 19,424

ASSET QUALITY DATA:
Non-performing assets to total assets                                        0.17%                  0.35%
Non-performing loans to total loans                                          0.35%                  0.59%
Net charge-offs to average total loans                                       0.06%                  0.25%
Allowance for loan losses to:
    Total loans                                                              0.55%                  0.64%
    Non-performing loans                                                   157.52%                108.30%
Non-performing loans                                                     $    937                $ 1,567
Non-performing assets                                                    $    937                $ 1,695
Allowance for loan losses                                                $  1,476                $ 1,697

CAPITAL RATIOS OF THE BANK:
Leverage ratio                                                               5.19%                  5.50%
Tier 1 risk-based capital ratio                                             10.37%                 11.26%
Total risk-based capital ratio                                              10.88%                 11.93%



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